Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
DATED AS OF MAY 20, 2024
BY AND AMONG
WEST COAST COMMUNITY BANCORP
SANTA CRUZ COUNTY BANK
1ST CAPITAL BANCORP
AND
IST CAPITAL BANK

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6.5	No Solicitation	58

6.6	1CAP Shareholder Recommendation	61

6.7	Requisite Shareholder Approval	61

6.8	Indebtedness; Trust Preferred Securities; Note Payable	62

6.9	Notification of Certain Matters	63

6.10	Estoppel Letters and Consents; Title Insurance	63

6.11	Antitakeover Statutes	63

6.12	Notice to 1BANK Customers	63

6.13	Indemnification; Directors and Officers Insurance	64

6.14	Post-Merger Boards	65

6.15	California Permit	65

6.16	Benefit Plans	66

6.17	Certain Policies	67

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		70

7.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	70

7.2	Conditions to Obligations of 1CAP and 1BANK	71

7.3	Conditions to Obligation of WCCB and SCCB	72

ARTICLE VIII TERMINATION		73

8.1	Termination	73

8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	75

ARTICLE IX MISCELLANEOUS		76

9.1	Survival of Representations, Warranties and Agreements	76

9.2	Waiver; Amendment	77

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9.3	Counterparts	77

9.4	Governing Law	77

9.5	Waiver of Jury Trial	77

9.6	Expenses	77

9.7	Notices	77

9.8	Entire Understanding; No Third-Party Beneficiaries	78

9.9	Severability	78

9.10	Enforcement of the Agreement	79

9.11	Interpretation	79

9.12	Assignment	79

9.13	Alternative Structure	79
ANNEX A    Form of FISB Non-Competition and Voting Agreement
ANNEX B    Form of CRUZ Voting Agreement
ANNEX C    Form of Merger Agreement
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AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of May 20, 2024, by and among West Coast Community Bancorp, a California corporation (“WCCB”), Santa Cruz County Bank, a California state-chartered bank (“SCCB”),(collectively referred to as “CRUZ”), 1st Capital Bancorp, a California corporation and bank holding company (“1CAP”) and 1st Capital Bank, a California state-chartered bank (“1BANK”) (collectively referred to as “FISB”).
RECITALS
WHEREAS, WCCB owns all of the issued and outstanding capital stock of SCCB;
WHEREAS, 1CAP owns all of the issued and outstanding capital stock of 1BANK;
WHEREAS, the parties hereto wish to provide for the terms and conditions of a strategic business combination in which, (i) in exchange for the merger consideration as set forth herein, 1CAP would be merged with and into WCCB (the “Merger”), with WCCB being the surviving entity in the Merger, and (ii) 1BANK would, immediately after the Merger is consummated, be merged with and into SCCB (the “Bank Merger”), with SCCB being the surviving entity in the Bank Merger;
WHEREAS, each of the Boards of Directors of SCCB, WCCB, 1CAP and 1BANK has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Bank Merger, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, WCCB, SCCB, 1CAP, and 1BANK, respectively, and the shareholders of WCCB, SCCB, 1CAP and 1BANK, respectively;
WHEREAS, the parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code (the “Code”);
WHEREAS, as a material inducement to CRUZ to enter into this Agreement, and simultaneous with the execution of this Agreement, each of the non-employee directors of 1CAP and 1BANK are entering into an agreement, in the form of Annex A hereto (the “FISB Non-Competition and Voting Agreement”), pursuant to which each such non-employee director shall agree, among other things, to vote all shares of capital stock of 1CAP owned by such person, in favor of the approval and adoption of this Agreement;
WHEREAS, as a material inducement to FISB to enter into this Agreement, and simultaneous with the execution of this Agreement, each of the directors and executive officers of WCCB and SCCB is entering into an agreement, in the form of Annex B hereto (the “CRUZ Voting Agreement”), pursuant to which each such director and executive officer shall agree, among other things, to vote all shares of capital stock of WCCB owned by such person, in favor of the approval and adoption of this Agreement;

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“1BANK” has the meaning set forth in the preamble to this Agreement.
“1BANK Articles” means the Articles of Incorporation of 1BANK, as amended.
“1BANK Board” means the Board of Directors of 1BANK.
“1BANK Bylaws” means the Bylaws of 1BANK, as amended.
“1BANK Common Stock” means the common stock of 1BANK.
“1BANK Loan Property” has the meaning set forth in Section 5.2(p).
“1CAP” has the meaning set forth in the preamble to this Agreement.
“1CAP Adjusted Stockholder Equity" means the consolidated equity capital of 1CAP as of the month end prior to the Closing Date, provided, however, if the Closing Date occurs on or before the fifth Business Day of the month, then this shall be determined as of the second month preceding the Closing Date, determined in accordance with GAAP, excluding other comprehensive income or loss (“AOCI”); excluding any accrual, reserve, accounting entries or adjustments required by Sections 6.17 and 6.23 to the extent that such actions were not necessary to bring 1CAP into conformity with GAAP or any applicable Law of any Governmental Authority; plus the cumulative after-tax cost of Transaction Costs paid or accrued by 1CAP as of the month end prior to the Closing, and less, if necessary, (i) the amount of any after-tax accruals required to bring 1CAP’s ACL (as defined in Section 5.2(y)) on originated, non-purchased loans (excluding those specific allowances covered under Accounting Standards Codification “ASC” 310) to a level where it is not less than 0.55% of the related loans balances, and 1CAP’s ACL on purchased lease and consumer loan portfolio (excluding those specific allowances covered under ASC 310) to a level that is not less than 9.62% of purchased lease and consumer loan balances, in each case as determined in accordance with GAAP, and (ii) the after-tax amount of any Transaction Costs (excluding the Piper Sandler & Co. success fee) in excess of $1,410,000.
“1CAP Articles” means the Articles of Incorporation of 1CAP, as amended.

“1CAP Board” means the Board of Directors of 1CAP.
“1CAP Bylaws” means the Bylaws of 1CAP, as amended.
“1CAP Common Stock” means the common stock of 1CAP.
“1CAP Equity Plan” means the 1st Capital Bank 2016 Equity Incentive Plan, and any predecessor equity plan of 1BANK pursuant to which there are current awards outstanding.
“1CAP Material Contracts” has the meaning set forth in Section 5.2(l)(i).
“1CAP RSUs” means restricted 1CAP Common Stock issuable pursuant to a restricted stock award under the 1CAP Equity Plan.
“1CAP Shareholders Meeting” has the meaning set forth in Section 6.7(b).
“1CAP Shares” means the number of outstanding shares of 1CAP Common Stock as of the given measurement date.
“ACL” has the meaning set forth in Section 5.2(y).
“Acquisition Proposal” means any inquiry, offer or proposal other than by CRUZ, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving 1CAP or its Subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of 1CAP or its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of 1CAP on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of 1CAP; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of 1CAP or its Subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
“Adverse Recommendation Change” means (i) a withdrawal, modification or qualification in any manner that is adverse to WCCB of the approval, recommendation or declaration of advisability by the 1CAP Board, or any such committee thereof with responsibility for the negotiation or oversight to the extent permitted by law of the transactions contemplated by this Agreement, the Merger or any of the other transactions contemplated hereby; (ii) the adoption, approval, recommendation, endorsement or declaration of advisability of the adoption of any Acquisition Proposal; (iii) the resolution, agreement or proposal by the board of directors or any committee of the board of directors of 1CAP with responsibility for the negotiation or oversight of the transactions contemplated by this Agreement to the extent permitted by law, to take any such actions described in clauses (i) or (ii); or (iv) the submission of this Agreement to shareholders without recommendation.
“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person.
“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 9.2.
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.
“Bank Merger” has the meaning set forth in the recitals to this Agreement.
“Bank Merger Effective Time” has the meaning set forth in Section 2.2.
“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31U.S.C Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“Burdensome Condition” has the meaning set forth in Section 7.1(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.
“CECL” means the Current Expected Credit Loss accounting standard.
“Certificate” has the meaning set forth in Section 3.1(a)(ii).
“CFC” means the California Financial Code.
“CGCL” means the California General Corporation Law.
“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Effective Time occurs.
“Closing Financial Statements” has the meaning set forth in Section 6.24.
“Code” has the meaning set forth in the recitals to this Agreement.
“Commissioner” means the Commissioner of the Department of Financial Protection and Innovation of the State of California.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 6.4(c).
“Consents” has the meaning set forth in Section 6.10.
“CRUZ” has the meaning set forth in the preamble to this Agreement.
“CRUZ Benefit Plan” has the meaning set forth in Section 5.3(n).
“CRUZ Financial Statements” means (i) the audited statements of financial condition (including related notes and schedules, if any) of WCCB or SCCB as of December 31, 2023 and 2022, and the statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of WCCB or SCCB for each of the years ended December 31, 2023 and 2022, (ii) the unaudited statements of financial condition (including related notes and schedules, if any) of WCCB as of March 31, 2024 and the unaudited statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of WCCB for the three months ended March 31, 2024, and (iii) the statements of financial condition of WCCB (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of WCCB with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2023.
“CRUZ Voting Agreement” has the meaning set forth in the recitals to this Agreement.
“D&O Insurance” has the meaning set forth in Section 6.13(c).
“DFPI” means the Department of Financial Protection and Innovation of the State of California.
“DFPI Permit” has the meaning set forth in Section 6.15(a).
“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Disclosure Schedule” has the meaning set forth in Section 5.1.
“Dissenting Shares” has the meaning set forth in Section 3.1(f).
“DOL” has the meaning set forth in Section 5.2(n)(i).
“Effective Time” has the meaning set forth in Section 2.2.
“Environmental Laws” means any federal, state or local law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.
“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.2(n)(iii).
“Exchange Agent” has the meaning set forth in Section 3.2(a).
“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Shares” means shares of 1CAP Common Stock owned by CRUZ, 1BANK, or 1CAP, in each case not held (i) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted, as held immediately prior to the Effective Time.
“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Act” means the Federal Reserve Act, as amended.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“FHLB” means the Federal Home Loan Bank.
“FISB” has the meaning set forth in the preamble to this Agreement.
“FISB Benefit Plans” has the meaning set forth in Section 5.2(n)(i).
“FISB Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of 1CAP as of December 31, 2023 and 2022 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of 1CAP for each of the two years ended December 31, 2023 and 2022, (ii) the unaudited consolidated statements of financial condition (including related notes and schedules, if any) of 1CAP as of March 31, 2024 and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of 1CAP for the three months ended March 31, 2024, and (iii) the consolidated statements of financial condition of 1CAP (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of 1CAP with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2023.
“FISB Non-Competition and Voting Agreement” has the meaning set forth in the recitals to this Agreement.
“Former 1BANK Employees” has the meaning set forth in Section 6.16(b).
“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.
“Governmental Authority” means any federal, territorial, state or local court, administrative agency or commission or other governmental authority or instrumentality or self- regulatory organization.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.
“Indebtedness of 1CAP and 1BANK” means the (i) $15,000,000 of Subordinated Notes due June 30, 2031, (ii) the principal and interest of and premium (if any) in respect of (A) any other indebtedness for money borrowed and (B) any other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iv) all obligations under leases required to be capitalized in accordance with GAAP; (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) all obligations of the type referred to in clauses (iii) and (iv) the payment of which is a direct or indirect obligation, guaranty, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (iii) through (vi) of other Persons that are secured by any Lien any property or asset (whether or not such obligation is assumed).
“Indemnified Parties” has the meaning set forth in Section 6.13(a).
“IRS” has the meaning set forth in Section 5.2(n)(i).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
“Loans” has the meaning set forth in Section 4.1(s).
“Loan Package” has the meaning set forth in Section 4.1(s).
“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the condition (financial or otherwise), assets, deposits, results of operations, prospects, liabilities or business of such party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof, by Government Authorities, that are applicable to the banking industry; (B) changes in GAAP or regulatory accounting principles that are applicable to the banking industry; (C) changes in global, national or regional political conditions or general economic (including interest rates and bank failures, receiverships or sales at the direction or behest of bank regulators, except to the extent such changes disproportionately affect 1CAP and 1BANK, or WCCB and SCCB, as applicable) or market conditions in the United States and the State of California, including changes in credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party with the prior consent of the other, in contemplation of this Agreement as required or permitted hereunder, as required under any regulatory approval received in connection with this Agreement or which have been waived in writing by the other party; (F) the public announcement or consummation of the transactions contemplated hereby if such announcement is made after prior consent of the other party; (G) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP; (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.
“Material Contract” or “Material Contracts” has the meaning ascribed to such term in Item 601(b)(10) of Regulation S-K of the SEC.
“Maximum Amount” has the meaning set forth in Section 6.13(c).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Minimum Capital Requirement” means 1CAP’s Stockholder Equity excluding AOCI as of March 31, 2024, of $92,878,748.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“OREO” means other real estate owned.
“Party Expenses” has the meaning set forth in Section 8.2(a)(iii).
“Pension Plan” has the meaning set forth in Section 5.2(n)(ii).
“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).
“Per Share Option Price” shall mean the Per Share Merger Consideration times WCCB Closing Market Value.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.
“Proxy Statement-Offering Circular” has the meaning set forth in Section 6.7(a).
“Record Holder” has the meaning set forth in Section 3.2(b)
“Regulatory Approvals” means the approval, non-disapproval and/or non-objection of any bank regulator or other Governmental Authority that is necessary in connection with the consummation of the Merger, the Bank Merger, and the related transactions contemplated by this Agreement.
“Representatives” has the meaning set forth in Section 6.5(a).
“Requisite Shareholder Approval” means, with respect to SCCB, WCCB, 1CAP, and 1BANK the approval of its shareholders required to consummate the Merger and the Bank Merger in accordance with the CGCL and the CFC, as applicable.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.
“SCCB Articles” means the Articles of Incorporation of SCCB, as amended.
“SCCB Board” means the Board of Directors of SCCB.
“SCCB Bylaws” means the Bylaws of SCCB, as amended.
“SCCB Loan Property” has the meaning set forth in Section 5.3(p)
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Shares” has the meaning set forth in Section 3.1(a).
“Subordinated Notes” has the meaning set forth in Section 6.8.
“Subsidiary” has the meaning ascribed to such term in Rule l-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any unsolicited, bona fide binding written Acquisition Proposal that is not obtained in breach of this Agreement and that the 1CAP Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account the identity of the Person making the proposal, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any proposal to adjust the terms and conditions of this Agreement) including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the party making such proposal to obtain financing and whether such financing is then fully committed for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to receive all necessary Regulatory Approvals for the consummation of the transactions contemplated by the Superior Proposal; (iii) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing; and (iv) is reasonably likely of being completed on the terms proposed on a timely basis.
“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a “Person to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).
“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).
“Transaction Costs” means the sum of the following (without duplication): (1) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for 1CAP (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) incurred by 1CAP prior to the Effective Time, (2) stay or retention bonus and other similar payments under employment arrangements or compensation agreements as agreed by Cruz described in Section 6.16 and compensation payable thereunder with respect to periods ending on or before the Closing Date even if payable after the Closing Date, and (3) out of pocket expenses associated with hosting and performing due diligence and securing regulatory and shareholders approvals for the transaction, with preliminary estimates for such Transaction Costs set forth on Schedule 1.1 of the Disclosure Schedule.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.
“WCCB” has the meaning set forth in the recitals to this Agreement.
“WCCB Board” means the Board of Directors of WCCB.
“WCCB Bylaws” means the Bylaws of WCCB, as amended.
“WCCB Common Stock” means shares of WCCB common stock, without par value.
“WCCB Closing Market Value” means the value calculated by taking the average of WCCB’s closing stock price over the 20 consecutive trading days ending 5 days prior to the Closing.
“WCCB Equity Plan” means the 2024 Equity Compensation Plan, and any predecessor equity plan of SCCB pursuant to which there are current awards outstanding.
“WCCB Material Contract” has the meaning set forth in Section 5.3(l)(i)
“WCCB Shareholders Meeting” has the meaning set forth in Section 6.7(b).
“WCCB Termination Fee” has the meaning set forth in Section 8.2(a)(ii).
ARTICLE II
THE MERGERS AND RELATED MATTERS
2.1    The Mergers; Surviving Entities.
(a)    The Mergers. Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the CGCL and the CFC, federal law and, to the extent applicable, the rules and regulations promulgated by the DFPI, and the Federal Reserve Board, at the Effective Time, 1CAP shall be merged with and into WCCB, with WCCB as the surviving corporation. Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the CGCL and the CFC, federal law and, to the extent applicable, the rules and regulations promulgated by the DFPI and FDIC, immediately following the Merger Effective Time, 1BANK shall be merged with and into SCCB, with SCCB as the surviving bank.
(b)    Surviving Entities. Upon the consummation of the Merger, the separate corporate existence of 1CAP shall cease and WCCB shall continue as the surviving entity under the laws of the State of California. The name of “West Coast Community Bancorp”

as the surviving entity of the Merger shall remain “West Coast Community Bancorp.” From and after the Effective Time, WCCB, as the surviving entity of the Merger, shall possess all the properties and rights and be subject to all of the liabilities and obligations of 1CAP. Upon the consummation of the Bank Merger, the separate corporate existence of 1BANK shall cease and SCCB shall continue as the surviving entity under the laws of the State of California. The name of “Santa Cruz County Bank” as the surviving entity of the Bank Merger shall remain “Santa Cruz County Bank.” From and after the Bank Merger Effective Time, SCCB, as the surviving entity of the Bank Merger, shall possess all the properties and rights and be subject to all of the liabilities and obligations of 1BANK.
(c)    Articles of Incorporation and Bylaws of the Surviving Entities. The Articles of Incorporation and Bylaws of WCCB, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of WCCB, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law. The Articles of Incorporation and Bylaws of SCCB, as in effect immediately prior to the Bank Merger Effective Time, shall be the Articles of Incorporation and Bylaws of SCCB, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law
(d)    Directors and Officers of the Surviving Entities. The directors and officers of WCCB immediately prior to the Effective Time shall be the directors and officers of WCCB, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected, and the directors and officers of SCCB immediately prior to the Bank Merger Effective Time shall be the directors and officers of SCCB, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected, provided, however, that the both the WCCB Board and the SCCB Board shall take all actions legally necessary to cause the number of directors that will comprise the WCCB Board and the SCCB Board promptly after the Effective Time to be increased by two (2), which two (2) vacancies shall be filled by Kurt J. Gollnick and Daniel R. Hightower, MD, with one of such appointees being named vice chair of the WCCB Board and SCCB Board (the “New Directors”). If any of the New Directors do not accept the appointment to the WCCB Board and the SCCB Board, then the vacancy shall be filled from other members of the 1CAP Board or 1BANK Board, as chosen by 1CAP and WCCB.
2.2    Filing of Agreement of Merger. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, WCCB and 1CAP will file, or cause to be filed, with the California Secretary of State an agreement of merger in substantially the form of Annex C to this Agreement, effecting the Merger, and the Merger shall become effective at that time (the “Effective Time”). Immediately following the Effective Time, SCCB and 1BANK will file, or cause to be filed, with the California Secretary of State and DFPI an agreement of merger, effecting the Bank Merger, and the Bank Merger shall become effective at that time (the “Bank Merger Effective Time”).

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK
3.1    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of 1CAP:
(a)    Effect on 1CAP Common Stock. Each share of 1CAP Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive 0.36 shares of WCCB Common Stock subject to possible adjustment as set forth below (the “Per Share Merger Consideration”). If the 1CAP Adjusted Stockholder Equity is less than the Minimum Capital Requirement after making all adjustments required by the terms of this Agreement, then the Per Share Merger Consideration will be reduced on a per share basis by an amount, rounded to the nearest thousandth, determined by dividing (1) the Minimum Capital Requirement less the 1CAP Adjusted Stockholder Equity by (2) the product of (a) 1CAP Shares as of the Closing Date and (b) WCCB Closing Market Value, provided, however, that under no circumstances shall the Per Share Merger Consideration be less than 0.30 shares of WCCB Common Stock.
(b)    At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of 1CAP Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.
(c)    Effect on 1CAP RSUs. Notwithstanding anything herein to the contrary, at the Effective Time, each 1CAP RSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of the holder thereof, fully vest and be cancelled and converted automatically into the right to receive (without interest) that number of shares of WCCB Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of 1CAP Common Stock subject to such 1CAP RSU immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) Business Days following the Closing Date (or on such later date if required to comply with Section 409A of the Code.

(d)    Effect on WCCB Common Stock. The shares of WCCB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.
(e)    No Effect on Capital Stock of SCCB. The Merger shall have no effect on the capital stock of SCCB.
(f)    Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.
(g)    Dissenting Shares. Any shares of 1CAP Common Stock or WCCB Common Stock held by a Person who dissents from the Merger in accordance with the provisions of applicable law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Per Share Merger Consideration for any Dissenting Share shall be paid over to WCCB by the Exchange Agent pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.
3.2    Exchange of Certificates.
(a)    Exchange Agent. At the Effective Time, WCCB shall make available or cause to be made available to an exchange agent selected by WCCB with 1CAP’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), amounts in cash and WCCB Common Stock sufficient in order for the Exchange Agent to distribute the Per Share Merger Consideration (the “Exchange Fund”).
(b)    Exchange Procedures. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), WCCB shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of shares of 1CAP Common Stock (a “Record Holder”) (other than holders of Excluded Shares and Dissenting Shares) represented by Certificates: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(g)) to the Exchange Agent, such customary letter of transmittal to be in such form and have such other provisions as WCCB and 1CAP may reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(g)) in exchange for the Per Share Merger Consideration. Upon surrender of the Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for each share of 1CAP Common Stock represented by such surrendered Certificates the Per Share Merger Consideration which the Record Holder has the right to receive pursuant to Section 3.1(a)(i) hereof (after giving effect to any required Tax withholdings as provided in Section 3.3), with any amount of less than one cent being rounded up to the nearest whole number. Certificates so surrendered shall be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. WCCB shall be entitled to rely upon the stock transfer books of 1CAP to establish the identity of those persons entitled to receive the Per Share Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, WCCB shall be entitled to deposit the Per Share Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(c)    Distributions with Respect to Unexchanged Shares. All shares of WCCB Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by WCCB in respect of the WCCB Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the WCCB Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.2(g)) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.2(g)), there shall be issued and/or paid to the holder of the certificates representing whole shares of WCCB Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of WCCB Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of WCCB Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender.
(d)    Transfers. The Per Share Merger Consideration delivered in accordance with the terms of this Article III upon the surrender of the Certificates shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article III). At the Effective Time, holders of Certificates shall cease to have rights with respect to 1CAP Common Stock previously represented by such Certificates, and such holders’ sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration in respect of the shares represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of 1CAP of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to WCCB or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article III.
(e)    Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of WCCB Common Stock will be issued in respect of a holder’s Shares. In lieu thereof, any holder of Shares entitled to receive a fractional share of WCCB Common Stock but for this Section 3.2(e) shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such fractional share interest times (ii) WCCB Closing Market Value. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund (including cash, and certificates representing shares of WCCB Common Stock) that remains unclaimed by the shareholders of 1CAP for 180 days after the Effective Time (or such other time as shall be expressly provided in the agreement with the Exchange Agent with respect to the Exchange Fund), shall be delivered to WCCB. Any holder of Shares (other than Excluded Shares and Dissenting Shares) that has not theretofore complied with this Article III shall, after any remaining portion of the Exchange Fund has been delivered to WCCB, thereafter look only to WCCB for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.3) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of WCCB, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by WCCB, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by WCCB as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.
3.3    Withholding Rights. WCCB and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of 1CAP Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by WCCB or Exchange Agent, such withheld amounts (i) shall be timely remitted by WCCB to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of 1CAP Common Stock in respect of which such deduction and withholding was made by WCCB, as the case may be.
ARTICLE IV
ACTIONS PENDING THE MERGER
4.1    Forbearances by 1CAP and 1BANK. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed or as reasonably requested by CRUZ, without the prior written consent of CRUZ (which such consent shall not be unreasonably withheld or delayed), each of 1CAP and 1BANK shall not:
(a)    Ordinary Course. Conduct its respective business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any stock award, Rights or other Rights (other than the issuance of common stock upon exercise of existing stock options or vesting of restricted stock awards outstanding on the date of this Agreement in accordance with their respective terms), (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.
(c)    Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends paid by 1BANK to 1CAP.
(d)    Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.1(d) of the Disclosure Schedule, enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).
(e)    Hiring. Hire any person as an employee of or promote any employee of 1CAP or 1Bank or engage any independent contractors, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.
(f)    Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.
(g)    Dispositions. Except in the ordinary course of business, (i) sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that, in the aggregate, exceeds $100,000; or (ii) sell, transfer, mortgage, license, encumber or otherwise dispose of any assets, rights, deposits, business or properties at a price that is less than the book value as of December 31, 2023.
(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), deposits or properties of any other Person.
(i)    Capital Expenditures. Other than in accordance with binding commitments existing on the date hereof as Previously Disclosed, other than capital expenditures in the ordinary course of business consistent with past practice, and other than capital expenditures Previously Disclosed, make any capital expenditures in amounts exceeding $100,000 per project or $250,000 in the aggregate except for emergency repairs or replacements.
(j)    Governing Documents. Amend its articles of incorporation, bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.
(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.
(l)    Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or real or personal property leases or waive, release, relinquish or assign any Material Contract or real or personal property lease (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, (ii) in the ordinary course of business consistent with past practice or (iii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.

(m)    Claims. Enter into any settlement, compromise or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $10,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.
(n)    Banking Operations. Enter into any new line of business; introduce any significant new products or services; materially change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.
(o)    Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.
(p)    Derivatives Contracts. Enter into any Derivatives Contract.
(q)    Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, Federal Reserve Board advances, and FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
(r)    Investment Securities. Acquire or otherwise invest in, other than sales of overnight federal funds or in securities transactions as provided in (i) below, make any investment either by contributions of capital, property transfers or purchase of any property or assets of any Person or (i) purchase or acquire securities of any type other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less; provided, however, that in the case of investment securities, 1CAP may purchase investment securities if, within 48 hours after 1CAP requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that WCCB’s Chief Financial Officer consents to making of any such purchase, WCCB’s Chief Financial Officer has approved such request in writing or has not responded in writing to such request.
(s)    Loans. Except to satisfy contractual obligations existing as of the date hereto, (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated (collectively, “Loans”) in a manner that is inconsistent with its ordinary course of business, inconsistent with its lending policies and procedures in effect as of the date of this Agreement, or in the case of a modification or renewal would reduce the outstanding unpaid principal, interest, and other amounts owed under the Loan prior to its modification or renewal; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any of its Affiliates; (iv) enter into any Loan securitization or create any special purpose funding entity; or (v) enter into any agreement to purchase pools of loans or tranches of securitized loans or participated loans. For any new Loan to be originated by 1BANK or increased to a principal amount such that the total loans outstanding to such borrower, including unfunded commitments would be in excess of $750,000, or $3,000,000 if secured by a first deed of trust on real estate, or any renewed loan of any amount graded Watch, Special Mention, or Substandard, prior to committing to extend or renew such Loan, 1BANK shall provide CRUZ with a copy of the loan underwriting analysis and credit memo of 1BANK with respect to the proposed Loan (the “Credit Authorization”) signed by the authorized signers or committee as outlined in the loan policy. 1BANK shall consider any comments that may be raised by CRUZ within forty-eight (48) hours of CRUZ’s receipt of the Loan Package. If CRUZ fails to respond to 1BANK within forty-eight (48) hours after receipt by CRUZ of the Loan Package, CRUZ shall be deemed to have no comments on such Loan.
(t)    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(u)    Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.2 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each case, as may be required by applicable law or regulation.
(v)    Risk Management. Except as required by applicable Law, the FDIC and the DFPI, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects, FISB’s existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in FISB’s aggregate exposure to interest rate risk.
(w)    Tax Elections. Except as expressly contemplated by this Agreement, make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.
(x)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares (“Antitakeover Law”) or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(y)    Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than (i) compensation in the ordinary course of business consistent with past practice, (ii) loans, subject to subsection 4.1(s), or (iii) deposit transactions.
(z)    Deposits and Interest Rate Risk Management. Take any action to (i) increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies and the ordinary course of business consistent with past practices and otherwise consistent with general economic and competitive conditions in 1BANK’s market area or (ii) except as required by applicable Law: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; (3) increase or decrease the rate of interest paid by 1BANK on any deposit product, including, without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided, however, that, notwithstanding the foregoing, in no event shall 1BANK increase the rate on any deposit product which is more than federal funds rate minus 50 basis points, without the prior written consent of CRUZ, which consent shall not be unreasonably withheld; (4) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (5) procure borrowings, brokered, or other wholesale funding sources for a term in excess of three months.
(aa)    Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.
4.2    Forbearances of WCCB and SCCB. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed, without the prior written consent of FISB (which such consent shall not be unreasonably withheld or delayed), each of WCCB and SCCB shall not:
(a)    Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights (other than the issuance of common stock upon exercise of stock options outstanding on the date of this Agreement in accordance with their respective terms), (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.
(c)    Dividends; Share Issuances. Other than the payment of the quarterly cash dividend, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, or redeem any shares of its capital stock.
(d)    Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.2(d) of the Disclosure Schedule, enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).
(e)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), deposits or properties of any other Person.
(f)    Governing Documents. Amend its articles of incorporation, bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(g)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than (i) as may be required by changes in laws, regulations or GAAP, (ii) for tax purposes or (iii) to take advantage of any beneficial tax or accounting methods.
(h)    Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or real or personal property leases or waive, release, relinquish or assign any Material Contract or real or personal property lease (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, (ii) in the ordinary course of business consistent with past practice, or (iii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.
(i)    Banking Operations. Enter into any new line of business; introduce any significant new products or services; materially change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.
(j)    Tax Elections. Except as expressly contemplated by this Agreement, make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.
(k)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of Antitakeover Law or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(l)    Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than (i) compensation in the ordinary course of business consistent with past practice, or (ii) deposit transactions.
(m)    Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.1    Disclosure Schedules. On or prior to the date hereof, 1CAP and 1BANK have delivered to CRUZ, and WCCB and SCCB has delivered to FISB, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI. Any information disclosure in any section of such party’s Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.
5.2    Representations and Warranties of 1CAP and 1BANK. 1CAP and 1BANK hereby jointly and severally represent and warrant to CRUZ that, except as Previously Disclosed:
(a)    Organization, Standing and Authority. 1BANK is a bank duly organized and validly existing under the laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank. 1BANK is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of 1BANK to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. 1BANK has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of 1BANK to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of 1BANK are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and 1BANK has paid all deposit insurance premiums and assessments required by applicable laws and regulations. 1CAP is a corporation duly organized and validly existing under the laws of the State of California and is duly registered as a bank holding company under the BHCA. 1CAP has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of 1CAP to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The copies of the 1BANK Articles, the 1CAP Articles, the 1BANK Bylaws, the 1CAP Bylaws, and the other governing documents of 1BANK and 1CAP which have been previously made available to CRUZ are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of 1BANK and 1CAP contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as the shareholders of 1BANK and 1CAP through the date hereof.

(b)    1CAP Capital Structure.
(i)    The authorized capital stock of 1BANK consists of (i) 20,000,000 shares of 1BANK Common Stock, no par value per share, of which 5,542,593 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, no par value per share, of which 0 shares are issued and outstanding as of the date hereof. 1BANK does not have any other shares of capital stock authorized, designated, issued or outstanding. 1CAP is the record holder of all of the issued and outstanding shares of 1BANK Common Stock. All outstanding shares of 1BANK’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the 1BANK Articles, the 1BANK Bylaws or any agreement to which 1BANK is a party, and (ii) have been offered, sold, issued and delivered by 1BANK in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of 1BANK capital stock.
(ii)    The authorized capital stock of 1CAP consists of (i) 20,000,000 shares of 1CAP Common Stock, no par value per share, of which 5,605,242 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, no par value per share, of which 0 shares are issued and outstanding as of the date hereof. 1CAP does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of 1CAP’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the 1CAP Articles, the 1CAP Bylaws or any agreement to which 1CAP is a party, and (ii) have been offered, sold, issued and delivered by 1CAP in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of 1CAP capital stock.
(iii)    Other than the 1CAP Equity Plan, 1CAP has no equity compensation plan.
(iv)    Except pursuant to awards under the 1CAP Equity Plan, there are no Rights or agreements obligating 1CAP or 1BANK to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any 1CAP capital stock or any capital stock or equity or other ownership interest of 1CAP or obligating 1CAP to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. Except pursuant to awards under the 1CAP Equity Plan, there are no outstanding or authorized stock options, stock appreciation, phantom stock, profit participation, or other similar rights with respect to either 1CAP or 1BANK.
(v)    Except for the FISB Non-Competition and Voting Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of 1CAP to which 1CAP is a party, by which 1CAP is bound, or of which 1CAP has knowledge, or (ii) agreements or understandings to which 1CAP is a party, by which 1CAP is bound, or of which 1CAP has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any 1CAP capital stock. There are no Rights or agreements obligating either 1CAP or 1BANK to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any 1CAP or 1BANK capital stock or any capital stock or equity or other ownership interest of 1CAP or 1BANK or obligating 1CAP or 1BANK to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.
(c)    Subsidiaries. 1CAP owns all the issued and outstanding shares of 1BANK and does not own, beneficially, directly or indirectly, any other Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. 1BANK does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
(d)    Corporate Power. Each of 1CAP and 1BANK has the corporate power and authority to carry on its respective business as it is now being conducted and to own all its properties and assets; and each of 1CAP and 1BANK has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.
(e)    Corporate Authority.
(i)    Subject to receipt of the Requisite Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of each of 1CAP and 1BANK on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of 1CAP and 1BANK and, assuming due authorization, execution and delivery by SCCB and WCCB, this Agreement is a valid and legally binding obligation of each of 1CAP and 1BANK, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(ii)    The 1CAP Board and the 1BANK Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, 1CAP, 1BANK and its respective shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that 1CAP’s shareholders approve and adopt this Agreement.
(f)    Regulatory Approvals. No consents or approvals of, permits, authorization of or waivers by, or notices, report or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by 1CAP, 1BANK or any of their Affiliates in connection with the execution, delivery or performance by 1CAP and 1BANK of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the FDIC, DFPI, and the Federal Reserve Board, as may be required, (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.15 herein, (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the agreement of merger with the California Secretary of State with respect to the Merger and the filing of the Bank Merger agreement with the California Secretary of State and the DFPI with respect to the Bank Merger. As of the date hereof, 1CAP has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis
(g)    No Conflict. The execution and delivery by each of 1CAP and 1BANK of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the 1CAP Articles, the 1BANK Articles, the 1CAP Bylaws, the 1BANK Bylaws any provision of applicable federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval), and (i) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which 1CAP, or any of its subsidiaries is a party or by which any of them is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which 1CAP or 1BANK, or any of their subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of 1CAP, 1BANK, or any of their subsidiaries.
(h)    Financial Statements; Material Adverse Effect.
(i)    1CAP has previously made available to CRUZ accurate and complete copies of the FISB Financial Statements. The FISB Financial Statements fairly present in all material respects, the financial condition of 1CAP as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of 1CAP for the respective periods or as of the respective dates set forth therein.
(ii)    The FISB Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.
(iii)    Since January 1, 2024, neither 1CAP nor 1BANK has incurred any liability other than in the ordinary course of business consistent with past practice, except (i) as Previously Disclosed, (ii) liabilities properly accrued or reserved against in the consolidated balance sheet of 1CAP as of January 1, 2024, (iii) liabilities and obligations incurred since January 1, 2024, in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not material to 1CAP and 1BANK, taken as a whole, and (v) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.
(iv)    Except as Previously Disclosed, since January 1, 2024, (A) each of 1CAP and 1BANK has conducted its business in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to 1CAP and 1BANK.
(v)    No agreement pursuant to which any loans or other assets have been or shall be sold by 1CAP or 1BANK entitled the buyer of such loans or other assets to cause 1CAP or 1BANK to repurchase such loan or other asset or the buyer to pursue any other form of recourse against 1CAP or 1BANK. All cash, stock or other dividends or any other distribution with respect to the capital stock of 1CAP or 1BANK that has been declared, set aside or paid since January 1, 2024, has been Previously Disclosed. Since January 1, 2024, no shares of capital stock of 1CAP or 1BANK have been purchased, redeemed or otherwise acquired, directly or indirectly, by 1CAP or 1BANK and no agreements have been made by 1CAP or 1BANK to do any of the foregoing.
(i)    Legal Proceedings. Except as set forth in Schedule 5.2(i) of the Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against 1CAP or 1BANK, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to 1CAP or 1BANK, and, to the knowledge of 1CAP and 1BANK, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. None of 1CAP, 1BANK, nor any of their respective properties owned by 1CAP or 1BANK, is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to 1CAP or 1BANK.
(j)    Regulatory Matters.
(i)    Each of 1CAP and 1BANK has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and 1CAP and 1BANK have previously made available to CRUZ accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examinations of 1CAP and 1BANK by the appropriate Governmental Authorities, neither 1CAP nor 1BANK was required to correct or change any action, procedure or proceeding which either 1CAP or 1BANK believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on 1CAP or 1BANK.

(ii)    Except as Previously Disclosed, none of 1CAP, 1BANK or any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has either 1CAP or 1BANK adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Each of 1CAP and 1BANK has paid all assessments made or imposed by any Governmental Authority.
(iii)    Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2022 or has pending any proceeding, enforcement action or, to the knowledge of 1CAP or 1BANK, investigation or inquiry into the business, operations, policies, practices or disclosures of 1CAP or 1BANK (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of 1CAP or 1BANK), or, to the knowledge of 1CAP or 1BANK, threatened any of the foregoing.
(iv)    1CAP and 1BANK are “well-capitalized” as defined by applicable laws and regulations. The most recent regulatory rating given to 1BANK as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of 1BANK with respect to Community Reinvestment Act compliance, 1BANK has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of 1BANK, threatened with respect to any violations of consumer fair lending laws or regulations.
(k)    Compliance With Laws. Except as Previously Disclosed, each of 1CAP and 1BANK:
(i)    is and at all times since December 31, 2022 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, all applicable anti-money laundering Laws, all other applicable fair lending laws and other laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;
(ii)    has and at all times since December 31, 2022 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of 1CAP and 1BANK, no suspension or cancellation of any of them is pending or threatened;
(iii)    has received, since December 31, 2022, no notification or communication from any Governmental Authority (A) asserting that 1CAP or 1BANK is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of 1CAP or 1BANK, do any grounds for any of the foregoing exist); and
(iv)    has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of 1CAP and 1BANK on no less than a quarterly basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.
(l)    Material Contracts; Defaults.
(i)    Except as Previously Disclosed, neither 1CAP nor 1BANK is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of either 1CAP or 1BANK to indemnification from 1CAP or 1BANK, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Reserve Board, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of 1CAP or 1BANK, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $200,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $100,000 or more in annual fees, (I) which provides for the payment by 1CAP or 1BANK of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by 1CAP or 1BANK, (K) which materially restricts the conduct of any business by 1CAP or 1BANK or limits the freedom of 1CAP or 1BANK to engage in any line of business in any geographic area (or would so restrict 1CAP or 1BANK after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires 1CAP or 1BANK to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which is with respect to, or otherwise commits 1CAP or 1BANK to do, any of the foregoing, or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “1CAP Material Contracts”).
(ii)    To the knowledge of 1CAP and 1BANK, each 1CAP Material Contract is valid and binding on 1CAP and/or 1BANK and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. None of 1CAP, 1BANK or, to the knowledge of 1CAP and/or 1BANK, any other parties thereto, is in material default under any 1CAP Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by 1CAP or 1BANK is currently outstanding.
(iii)    All outstanding loans from 1CAP or 1BANK to its officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(m)    No Brokers. Other than for financial advisory services performed for 1CAP by Piper Sandler & Co. pursuant to an agreement dated February 28, 2023 and provided to CRUZ, no action has been taken by 1CAP or 1BANK that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. The board of directors of 1CAP has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler & Co., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of 1CAP common stock in the Merger is fair, from a financial point of view, to such holders.
(n)    Employee Benefit Plans.
(i)    Schedule 5.2(n)(i) of the Disclosure Schedule, lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of 1CAP and/or 1BANK and current or former directors or independent contractors of 1CAP and/or 1BANK, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “FISB Benefit Plans”). 1CAP and 1BANK have previously made available to CRUZ true and complete copies of (A) all FISB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any FISB Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each FISB Benefit Plan; (C) for each FISB Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of an FISB Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which 1CAP is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each FISB Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each FISB Benefit Plan; (F) the most recent actuarial report, if any relating to each FISB Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each FISB Benefit Plan required to provide summary annual reports by Section 104 of ERISA.
(ii)    Each FISB Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such FISB Benefit Plan is maintained. Each FISB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and 1CAP is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither 1CAP nor 1BANK has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, an FISB Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such FISB Benefit Plan. There is no material pending or, to either 1CAP’s or 1BANK’s knowledge, threatened litigation relating to the FISB Benefit Plans. Neither 1CAP nor 1BANK has engaged in a transaction with respect to any FISB Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any FISB Benefit Plan. No FISB Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)    No liability under Title IV of ERISA has been or is expected to be incurred by either 1CAP or 1BANK with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with 1CAP under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither 1CAP nor 1BANK has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.
(iv)    All contributions required to be made under the terms of any FISB Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither 1CAP nor 1BANK has provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
(v)    Except as set forth on Schedule 5.2(n)(v) of the Disclosure Schedule, neither 1CAP nor 1BANK has any obligations for retiree health and life benefits under any FISB Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. 1CAP may amend or terminate any such FISB Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to an FISB Benefit Plan that could subject either 1CAP or 1BANK to a material tax under Section 4980B of the Code.
(vi)    Except as set forth on Schedule 5.2(n)(vi) of the Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of 1CAP or 1BANK to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FISB Benefit Plans, (C) result in any breach or violation of, or a default under, any of the FISB Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by 1CAP under Section 162(m) of the Code when paid.
(vii)    All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.
(viii)    No FISB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(ix)    Each FISB Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.
(o)    Labor Matters. Except as set forth on Schedule 5.2(o) of the Disclosure Schedule, neither 1CAP nor 1BANK is a party to and/or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either 1CAP or 1BANK the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either 1CAP or 1BANK to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to either 1CAP’s or 1BANK’s knowledge, threatened, nor, to either 1CAP’s or 1BANK’s knowledge, are any employees of 1CAP or 1BANK seeking to certify a collective bargaining unit or engaging in other organizational activity. Since January 1, 2023, 1CAP and 1BANK have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.
(p)    Environmental Matters. To the knowledge of 1CAP and 1BANK, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on 1CAP or 1BANK any liability or obligation arising under any Environmental Laws pending or threatened against 1CAP or 1BANK, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1CAP or 1BANK. To the knowledge of 1CAP and 1BANK, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1CAP or 1BANK. To the

knowledge of 1CAP and 1BANK, each of 1CAP and 1BANK is in compliance in all material respects with applicable Environmental Laws. To the knowledge of 1CAP and 1BANK, no real property (including buildings or other structures) currently or formerly owned or operated by 1CAP or 1BANK, or any property in which 1CAP or 1BANK has held a security interest, Lien or a fiduciary or management role (“1BANK Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to 1CAP or 1BANK. Neither 1CAP nor 1BANK could be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any 1BANK Loan Property or any property of 1BANK which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to 1CAP or 1BANK. To the knowledge of 1BANK, 1BANK does not have any liability for any Hazardous Substance disposal or contamination on any third-party property. To the knowledge of 1CAP and 1BANK, none of 1CAP, 1BANK, or any Person whose liability 1BANK has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither 1CAP nor 1BANK is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the knowledge of 1CAP and 1BANK, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving 1CAP, 1BANK, any currently or formerly owned or operated property, any 1BANK Loan Property, or, to 1CAP’s and 1BANK’s knowledge, any Person whose liability 1CAP or 1BANK has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against 1CAP or 1BANK, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any 1BANK Loan Property or property of 1CAP or 1BANK. Each of 1CAP and 1BANK has made available to CRUZ true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to 1CAP or 1BANK and any currently or formerly owned or operated property.
(q)    Tax Matters.
(i)    Each of 1CAP and 1BANK has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.
(ii)    All material Taxes required to be paid or remitted by 1CAP or 1BANK on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the 1CAP Financial Statements in accordance with GAAP.
(iii)    Each of 1CAP and 1BANK and its respective officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(iv)    Each of 1CAP and 1BANK has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(v)    To each of 1CAP’s and 1BANK’s knowledge, neither has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(vi)    The unpaid Taxes of 1CAP and 1BANK (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on 1CAP’s balance sheet dated December 31, 2023 and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of 1CAP and 1BANK in filing their Tax Returns.
(vii)    Neither 1CAP nor 1BANK is currently the beneficiary of any extension of time within which to file any Tax Returns.
(viii)    There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of 1CAP or 1BANK.
(ix)    No Tax actions by any Governmental Authority are pending or being conducted with respect to 1CAP or 1BANK.
(x)    Neither 1CAP nor 1BANK has received from any taxing authority (including jurisdictions in which neither 1CAP nor 1BANK has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against 1CAP or 1BANK.
(xi)    Except as Previously Disclosed, neither 1CAP nor 1BANK is a party to or bound by any tax sharing agreement.
(xii)    Except as Previously Disclosed and except for the affiliated group of which 1CAP is parent, neither 1CAP nor 1BANK has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.
(xiii)    Neither 1CAP nor 1BANK is currently liable, nor does 1CAP or 1BANK have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.
(xiv)    Neither 1CAP nor 1BANK has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.
(xv)    Neither 1CAP nor 1BANK has been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.
(xvi)    Neither 1CAP or 1BANK will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.
(r)    Risk Management Instruments. Except as Previously Disclosed, neither 1CAP nor 1BANK is a party to, nor has it agreed to enter into, a Derivatives Contract.
(s)    Loans; Nonperforming and Classified Assets.
(i)    Except as Previously Disclosed, each Loan on the books and records of 1BANK was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of 1CAP and 1BANK, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
(ii)    1BANK has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of 1BANK, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by 1BANK, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of 1BANK or an Affiliate of 1BANK.
(iii)    1BANK has Previously Disclosed a list and description of all loan participations entered into between 1BANK and any third party which are reflected on the books and records of 1BANK. A true and complete copy of each document relating to each loan participation has been made available to CRUZ, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.
(t)    Properties. All real property owned or leased by 1CAP or 1BANK has been Previously Disclosed. With respect to such real property that is owned by 1CAP or 1BANK, 1CAP or 1BANK, as applicable, has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to CRUZ, (iii) survey imperfections set forth in surveys of such properties delivered to CRUZ or (iv) as Previously Disclosed. With respect to such real property that is leased by either 1CAP or 1BANK, 1CAP or 1BANK has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof). Except as set forth on Schedule 5.2(t) of the Disclosure Schedule: each of 1CAP and 1BANK has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to CRUZ; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date. To the knowledge of 1CAP and 1BANK, none of 1CAP, 1BANK and the landlord thereunder is in material default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto; other than as set forth on Schedule 5.2(t) of the Disclosure Schedule the transactions contemplated hereby will not require the consent of any landlord under any such lease; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, 1CAP or 1BANK has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that 1CAP’s and/or 1BANK’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided neither 1CAP nor 1BANK is in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. All real and personal property owned by either 1CAP or 1BANK or presently used by either 1CAP or 1BANK in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. 1CAP and 1BANK have good and marketable and insurable title, free and clear of all Liens to all of its respective material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (iii) as Previously Disclosed. All personal property which is material to 1CAP’s and

1BANK’s business and leased or licensed by 1CAP and/or 1BANK is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
(u)    Intellectual Property. Except as Previously Disclosed, 1CAP and 1BANK own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in their respective businesses, free and clear of any material Liens, all of which have been Previously Disclosed by 1CAP and 1BANK, and neither 1CAP nor 1BANK has received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of 1CAP and 1BANK, the operation of the businesses of 1CAP and 1BANK does not infringe or violate the intellectual property of any third party. 1CAP and 1BANK have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.
(v)    Fiduciary Accounts. Each of 1CAP and 1BANK has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. To the knowledge of 1CAP and 1BANK, neither 1CAP, 1BANK nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(w)    Books and Records. The books, records, systems, data and information of 1CAP and 1BANK (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of 1CAP and 1BANK and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of 1CAP and 1BANK (including all means of access thereto and therefrom).
(x)    Insurance. 1CAP and 1BANK have Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by 1CAP and/or 1BANK. Each of 1CAP and 1BANK is insured with reputable insurers against such risks and in such amounts as the management of 1CAP and 1BANK have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by 1CAP and 1BANK are in full force and effect; neither 1CAP nor 1BANK is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
(y)    Allowance For Credit Losses. 1BANK’s allowance for credit losses (“ACL”) is in compliance with 1BANK’s existing methodology for determining the adequacy of its ACL as well as the standards established by GAAP, the Financial Accounting

Standards Board and applicable bank regulatory agencies and is adequate under all such standards.
(z)    Transactions With Affiliates. Except as set forth on Schedule 5.2(z) of the Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of 1CAP or 1BANK, or any Affiliate of 1CAP or 1BANK, relating to, arising from or affecting 1CAP or 1BANK, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of 1CAP or 1BANK, with or without adequate compensation, in any amount whatsoever.
(aa)    Material Facts. The representations and warranties contained in this Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.
5.3    Representations and Warranties of WCCB and SCCB. WCCB and SCCB hereby jointly and severally represent and warrant to FISB that, except as previously disclosed:
(a)    Organization, Standing and Authority. SCCB is a bank duly organized and validly existing under the laws of the State of California that is duly authorized by the DFPI to conduct business as a commercial bank. SCCB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of SCCB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. SCCB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not materially impair the ability of SCCB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The deposit accounts of SCCB are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and SCCB has paid all deposit insurance premiums and assessments required by applicable laws and regulations. WCCB is a corporation duly organized and validly existing under the laws of the State of California and will be duly registered as a bank holding company under the WCCBA. The copies of the SCCB Articles, WCCB Articles, SCCB Bylaws and WCCB Bylaws, and the other governing documents of SCCB and WCCB which have been previously made available to FISB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of WCCB and SCCB contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of its board of directors), as well as the shareholders of WCCB and SCCB through the date hereof.

(b)    Capital Structure.
(i)    The authorized capital stock of SCCB consists of (i) 30,000,000 shares of SCCB Common Stock, of which 100 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. SCCB does not have any other shares of capital stock authorized, designated, issued or outstanding. WCCB is the record holder of all the issued and outstanding shares of SCCB Common Stock. All outstanding shares of SCCB’s capital stock (i) have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights or similar rights created by statute, the SCCB Articles, the SCCB Bylaws or any agreement to which SCCB is a party, and (ii) have been offered, sold, issued and delivered by SCCB in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of SCCB capital stock.
(ii)    The authorized capital stock of WCCB consists of (i) 30,000,000 shares of WCCB Common Stock, of which 8,432,740 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. WCCB does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of WCCB’s capital stock (i) have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights or similar rights created by statute, the WCCB Articles, the WCCB Bylaws or any agreement to which WCCB is a party, and (ii) have been offered, sold, issued and delivered by WCCB in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of WCCB capital stock.
(iii)    Other than the WCCB Equity Plan, CRUZ has not adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.
(iv)    Schedule 5.3(b)(iv) of the Disclosure Schedule lists each outstanding option grant, restricted stock grant and the terms thereof outstanding under the WCCB Equity Plan. Other than such grants, there are no Rights or agreements obligating WCCB to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any WCCB capital stock or any capital stock or equity or other ownership interest of WCCB or obligating WCCB to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. Other than the option grants and restricted stock grants, there are no outstanding or authorized stock option, stock appreciation, phantom stock, profit participation, or other similar rights with respect to either WCCB or SCCB.
(v)    There are no Rights or agreements obligating WCCB to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any WCCB capital stock or any capital stock or equity or other ownership interest of WCCB or obligating WCCB to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.

(c)    Subsidiaries. WCCB owns all the issued and outstanding shares of SCCB and does not own, beneficially, directly or indirectly, any other Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. SCCB does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
(d)    Corporate Power. Each of WCCB and SCCB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of WCCB and SCCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.
(e)    Corporate Authority.
(i)    Subject to the receipt of the Requisite Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of WCCB and SCCB on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of WCCB and SCCB and, assuming due authorization, execution and delivery by 1CAP and 1BANK, this Agreement is a valid and legally binding agreement of each of WCCB and SCCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(ii)    The SCCB Board and WCCB Board, by a unanimous vote thereof, have adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, SCCB, WCCB and their respective shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that WCCB’s shareholders approve and adopt this Agreement.
(f)    Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SCCB, WCCB or any of their Affiliates in connection with the execution, delivery or performance by SCCB and WCCB of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DFPI, and the Federal Reserve Board, as may be required, (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.15 herein, (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the agreement of merger with the California Secretary of State with respect to the Merger and the filing of the Bank Merger agreement with the California Secretary of State and the DFPI with respect to the Bank

Merger. As of the date hereof, WCCB has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis
(g)    No Conflict. The execution and delivery by each of SCCB and WCCB of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the SCCB Articles, WCCB Articles, SCCB Bylaws, WCCB Bylaws, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approval) and (ii) except as set forth in Schedule 5.3(g) of the Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which WCCB or any of its subsidiaries is a party or by which it is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which WCCB or SCCB, is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of WCCB, SCCB, or any of their subsidiaries.
(h)    Financial Statements; Material Adverse Effect.
(i)    WCCB has previously made available to FISB accurate and complete copies of the CRUZ Financial Statements, including the CRUZ Financial Statements as of and for the years ended December 31, 2023 and 2022 are accompanied by the audit report of Crowe, LLP. The CRUZ Financial Statements fairly present in all material respects, the financial condition of CRUZ as of the respective dates set forth therein, and the results of operations, changes in shareholders’ equity and cash flows (if applicable) of CRUZ for the respective periods or as of the respective dates set forth therein.
(ii)    The CRUZ Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.
(iii)    Since January 1, 2024, neither WCCB nor SCCB has incurred any liability other than in the ordinary course of business consistent with past practice, except (i) as Previously Disclosed, (ii) liabilities properly accrued or reserved against in the consolidated balance sheet of WCCB as of January 1, 2024, (iii) liabilities and obligations incurred since January 1, 2024, in the ordinary course of business consistent with past practice, (iv) liabilities and obligations that are not material to WCCB and SCCB, taken as a whole, and (iv) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.
(iv)    Since January 1, 2024, (A) each of WCCB and SCCB has conducted its business in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to WCCB and SCCB.
(v)    No agreement pursuant to which any loans or other assets have been or shall be sold by WCCB or SCCB entitled the buyer of such loans or other assets to cause WCCB or SCCB to repurchase such loan or other asset or the buyer to pursue any other form of recourse against WCCB or SCCB. All cash, stock or other dividends or any other distribution with respect to the capital stock of WCCB or SCCB that has been declared, set aside or paid since January 1, 2024, has been Previously Disclosed. Since January 1, 2024, no shares of capital stock of WCCB or SCCB have been purchased, redeemed or otherwise acquired, directly or indirectly, by WCCB or SCCB and no agreements have been made by WCCB or SCCB to do any of the foregoing.
(i)    Legal Proceedings. Except as set forth in Schedule 5.3(i) of the Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against WCCB or SCCB, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to WCCB or SCCB, and, to the knowledge of WCCB and SCCB, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. None of WCCB, SCCB, nor any of its properties owned by WCCB or SCCB is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to WCCB or SCCB.
(j)    Regulatory Matters.
(i)    Each of WCCB and SCCB has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and WCCB and SCCB have made available to FISB accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of WCCB and SCCB by the appropriate Governmental Authorities, neither WCCB nor SCCB was required to correct or change any action, procedure or proceeding which either WCCB or SCCB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on WCCB or SCCB.
(ii)    None of WCCB, SCCB or any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has either WCCB or SCCB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Each of WCCB and SCCB has paid all assessments made or imposed by any Governmental Authority.

(iii)    Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2022 or has pending any proceeding, enforcement action or, to the knowledge of WCCB or SCCB, investigation or inquiry into the business, operations, policies, practices or disclosures of WCCB or SCCB (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of WCCB or SCCB), or, to the knowledge of WCCB or SCCB, threatened any of the foregoing.
(iv)    WCCB and SCCB are “well-capitalized” as defined in applicable laws and regulations. The most recent regulatory rating given to SCCB as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of SCCB with respect to Community Reinvestment Act compliance, SCCB has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of SCCB, threatened with respect to any violations of consumer fair lending laws or regulations.
(k)    Compliance With Laws. Except as Previously Disclosed, each of WCCB and SCCB:
(i)    is and at all times since December 31, 2022 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;
(ii)    has and at all times since December 31, 2022 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of CRUZ, no suspension or cancellation of any of them is pending or threatened;
(iii)    has received, since December 31, 2021, no notification or communication from any Governmental Authority (A) asserting that WCCB or SCCB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of WCCB or SCCB, do any grounds for any of the foregoing exist); and

(iv)    has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of WCCB and SCCB on no less than a quarterly basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.
(l)    Material Contracts; Defaults.
(i)    Except as Previously Disclosed, neither WCCB nor SCCB is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of WCCB or SCCB to indemnification from WCCB or SCCB, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $200,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Reserve Board, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of WCCB or SCCB, (G) which involves the purchase or sale of assets with a purchase price of $400,000 or more in any single case or $800,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $100,000 or more in annual fees, (I) which provides for the payment by WCCB or SCCB of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by WCCB or SCCB, (K) which materially restricts the conduct of any business by WCCB or SCCB or limits the freedom of WCCB or SCCB to engage in any line of business in any geographic area (or would so restrict WCCB or SCCB after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires WCCB or SCCB to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which is with respect to, or otherwise commits WCCB or SCCB to do, any of the foregoing, or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “WCCB Material Contracts”).

(ii)    To the knowledge of WCCB and SCCB, each WCCB Material Contract is valid and binding on WCCB and/or SCCB and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. None of WCCB, SCCB, or, to the knowledge of WCCB and/or SCCB, any other parties thereto, is in material default under any WCCB Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by WCCB or SCCB is currently outstanding.
(iii)    All outstanding loans from WCCB or SCCB to its officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(m)    No Brokers. Other than for financial advisory services performed for WCCB by Keefe Bruyette & Woods (“KBW”) pursuant to an agreement dated May 7, 2024, as Previously Disclosed, no action has been taken by WCCB or SCCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. Prior to execution of this Agreement, the board of directors of WCCB has received the opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio (as defined in such opinion) in the Merger is fair, from a financial point of view, to WCCB.
(n)    Employee Benefit Plans.
(i)    Schedule 5.3(n)(i) of the Disclosure Schedule lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of WCCB and/or SCCB and current or former directors or independent contractors of WCCB and/or SCCB, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “CRUZ Benefit Plans”). WCCB and SCCB has previously made available to FISB true and complete copies of (A) all CRUZ Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any CRUZ Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or the DOL, as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each CRUZ Benefit Plan; (C) for each CRUZ Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of a CRUZ Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which CRUZ is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each CRUZ Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each CRUZ Benefit Plan; (F) the most recent actuarial report, if any relating to each CRUZ Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each CRUZ Benefit Plan required to provide summary annual reports by Section 104 of ERISA.
(ii)    Each CRUZ Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such CRUZ Benefit Plan is maintained. Each CRUZ Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and CRUZ is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. CRUZ has not has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a CRUZ Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such CRUZ Benefit Plan. There is no material pending or, to CRUZ’s knowledge, threatened litigation relating to the CRUZ Benefit Plans. CRUZ has not engaged in a transaction with respect to any CRUZ Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any CRUZ Benefit Plan. No CRUZ Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.
(iii)    No liability under Title IV of ERISA has been or is expected to be incurred by CRUZ with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered ERISA Affiliate. CRUZ has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)    All contributions required to be made under the terms of any CRUZ Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. CRUZ has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
(v)    Except as set forth on Schedule 5.3(n)(v) of the Disclosure Schedule, CRUZ does not have any obligations for retiree health and life benefits under any CRUZ Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. CRUZ may amend or terminate any such CRUZ Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a CRUZ Benefit Plan that could subject CRUZ to a material tax under Section 4980B of the Code.
(vi)    Except as set forth on Schedule 5.3(n)(vi) of the Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of CRUZ to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the CRUZ Benefit Plans, (C) result in any breach or violation of, or a default under, any of the CRUZ Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by CRUZ under Section 162(m) of the Code when paid.
(vii)    All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.
(viii)    No CRUZ Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(ix)    Each CRUZ Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.
(o)    Labor Matters. Neither WCCB nor SCCB is a party to and/or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either WCCB or SCCB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either WCCB or SCCB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to either WCCB’s or SCCB’s knowledge, threatened, nor, to either WCCB’s or SCCB’s knowledge, are any employees of WCCB or SCCB seeking to certify a collective bargaining unit or engaging in other organizational activity. Since January 1, 2023, WCCB and SDCCV have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.
(p)    Environmental Matters. To the knowledge of WCCB and SCCB, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on WCCB or SCCB any liability or obligation arising under any Environmental Laws pending or threatened against WCCB or SCCB, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WCCB or SCCB. To the knowledge of WCCB and SCCB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WCCB or SCCB. To the knowledge of WCCB and SCCB, each of WCCB and SCCB is in compliance in all material respects with applicable Environmental Laws. To the knowledge of WCCB and SCCB, no real property (including buildings or other structures) currently or formerly owned or operated by WCCB or SCCB, or any property in which WCCB or SCCB has held a security interest, Lien or a fiduciary or management role (“SCCB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to WCCB or SCCB. Neither WCCB nor SCCB could be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any SCCB Loan Property or any property of SCCB which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to WCCB or SCCB. To the knowledge of SCCB, SCCB, has no liability for any Hazardous Substance disposal or contamination on any third party property. To the knowledge of WCCB and SCCB, none of WCCB, SCCB. or any Person whose liability

SCCB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither WCCB nor SCCB is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the knowledge of WCCB and SCCB, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving WCCB, SCCB, any currently or formerly owned or operated property, any SCCB Loan Property, or, to WCCB’s and SCCB’s knowledge, any Person whose liability WCCB or SCCB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against WCCB or SCCB, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any SCCB Loan Property or property of WCCB or SCCB. Each of WCCB and SCCB has made available to FISB true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to WCCB or SCCB and any currently or formerly owned or operated property.
(q)    Tax Matters.
(i)    Each of WCCB and SCCB has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete and none of such Tax Returns has been amended.
(ii)    All material Taxes required to be paid or remitted by WCCB or SCCB have been paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the CRUZ Financial Statements in accordance with GAAP.
(iii)    Each of WCCB and SCCB and its respective officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(iv)    Each of WCCB and SCCB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(v)    To each of WCCB’s and SCCB’s knowledge, it has not engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vi)    The unpaid Taxes of WCCB and SCCB (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on the balance sheet dated December 31, 2023 of SCCB, and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of WCCB and SCCB in filing its Tax Returns.
(vii)    Neither WCCB nor SCCB is currently the beneficiary of any extension of time within which to file any Tax Returns.
(viii)    There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of WCCB or SCCB.
(ix)    No Tax actions by any Governmental Authority are pending or being conducted with respect to WCCB or SCCB.
(x)    Neither WCCB nor SCCB has received from any taxing authority (including jurisdictions in which neither WCCB nor SCCB has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against WCCB or SCCB.
(xi)    Except as Previously Disclosed, neither WCCB nor SCCB is a party to or bound by any tax sharing agreement.
(xii)    Except as Previously Disclosed, neither WCCB nor SCCB has been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.
(xiii)    Neither WCCB nor SCCB is currently liable, nor does WCCB or SCCB have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.
(xiv)    Neither WCCB nor SCCB has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.
(xv)    Neither WCCB nor SCCB has either been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.
(xvi)    Neither WCCB nor SCCB will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A)

change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.
(r)    Loans; Nonperforming and Classified Assets.
(i)    Except as Previously Disclosed, each Loan on the books and records of SCCB was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of WCCB and SCCB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
(ii)    SCCB has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is [60] or more days delinquent in payment of principal or interest, or to the knowledge of SCCB, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by SCCB, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of SCCB or an Affiliate of SCCB.
(iii)    SCCB has Previously Disclosed a list and description of all loan participations entered into between SCCB and any third party which are reflected on the books and records of SCCB. A true and complete copy of each document relating to each loan participation has been made available to FISB, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.
(s)    Properties. All real property owned or leased by WCCB or SCCB has been Previously Disclosed. With respect to such real property that is owned by WCCB or SCCB, WCCB or SCCB, as applicable, has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to FISB, (iii) survey imperfections set forth in surveys of such properties delivered to FISB or (iv) as Previously Disclosed. With respect to such real property that is leased by WCCB or SCCB, WCCB or SCCB, as applicable, has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof). Except as set forth on

Schedule 5.3(s) of the Disclosure Schedule: WCCB and SCCB has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to FISB; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date. To the knowledge of WCCB and SCCB, none of WCCB, SCCB and the landlord thereunder is in material default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto; other than as set forth on Schedule 5.3(s) of the Disclosure Schedule, the transactions contemplated hereby will not require the consent of any landlord under any such lease; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, WCCB or SCCB has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that WCCB’s and/or SCCB’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided neither WCCB nor SCCB is in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. All real and personal property owned by either WCCB or SCCB or presently used by either WCCB or SCCB in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. WCCB and SCCB has good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (iii) as Previously Disclosed. All personal property which is material to WCCB’s and SCCB’s business and leased or licensed by WCCB and/or SCCB is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
(t)    Intellectual Property. Except as Previously Disclosed, WCCB and SCCB own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its business, free and clear of any material Liens, all of which have been Previously Disclosed by WCCB and SCCB, and neither WCCB nor SCCB has received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of WCCB and SCCB, the operation of the business of WCCB and SCCB do not infringe or violate the intellectual property of any third party. WCCB and SCCB have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.
(u)    Fiduciary Accounts. Each of WCCB and SCCB has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. To the knowledge of WCCB and SCCB, neither WCCB, SCCB nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(v)    Books and Records. The books, records, systems, data and information of WCCB and SCCB (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of WCCB and SCCB and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of WCCB and SCCB (including all means of access thereto and therefrom).
(w)    Insurance. WCCB and SCCB are insured with reputable insurers against such risks and in such amounts as the management of WCCB and SCCB have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by WCCB and SCCB are in full force and effect; neither WCCB nor SCCB is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
(x)    Allowance For Credit Losses. SCCB’s ACL is in compliance with SCCB’s existing methodology for determining the adequacy of its ACL as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and is adequate under all such standards.
(y)    Transactions With Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of WCCB or SCCB or any Affiliate of WCCB or SCCB, relating to, arising from or affecting WCCB or SCCB, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of WCCB or SCCB, with or without adequate compensation, in any amount whatsoever.
(z)    Material Facts. The representations and warranties Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading
ARTICLE VI
COVENANTS
6.1    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, 1CAP and 1BANK, on the one hand, and WCCB and SCCB, on the other hand, agree to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.
6.2    Regulatory Filings.
(a)    Subject to the other provisions of this Agreement, WCCB, SCCB, 1CAP and 1BANK shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and WCCB and SCCB shall use their commercially reasonable best efforts to make any necessary initial filings with Governmental Authorities, within thirty (30) days following the execution hereof.
(b)    Each party agrees, upon request, to furnish the other parties with all information concerning itself and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.
6.3    Press Releases. WCCB, SCCB, 1CAP and 1BANK shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.
6.4    Access; Information.
(a)    Upon reasonable notice from WCCB and SCCB and subject to applicable laws relating to the exchange of information, 1CAP and 1BANK shall afford WCCB, SCCB and their officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of 1CAP and 1BANK and to such other information relating to 1CAP and 1BANK as WCCB and SCCB may reasonably request and, during such period, it shall furnish to WCCB and SCCB all information concerning the business, properties and personnel of 1CAP and 1BANK as WCCB and SCCB may reasonably request. Upon reasonable notice from 1CAP and 1BANK and subject to applicable laws relating to the exchange of information, WCCB and SCCB shall afford 1CAP, 1BANK and their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of WCCB and SCCB and to such other information relating to

WCCB and SCCB as 1CAP and 1BANK may reasonably request and, during such period, it shall furnish to 1CAP and 1BANK all information concerning the business, properties and personnel of WCCB and SCCB as 1CAP and 1BANK may reasonably request.
(b)    1CAP and 1BANK shall cooperate, and use their commercially reasonable best efforts to cause its independent auditor to cooperate, at 1CAP’s expense, with WCCB and its independent auditor in order to enable WCCB and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for 1CAP that may be required by WCCB and SCCB in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, 1CAP and 1BANK agree that they will execute and deliver, and cause their officers to execute and deliver (including former officers of 1CAP and/or 1BANK after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors of 1CAP, 1BANK or WCCB and SCCB may respectively reasonably request under the circumstances.
(c)    All information furnished pursuant to this Section 6.4 shall be subject to the provisions of the confidentiality agreement, dated as of January 29, 2023, and amended on February 18, 2024, between WCCB, SCCB, 1CAP and 1BANK (the “Confidentiality Agreement”).
(d)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
6.5    No Solicitation
(a)    1CAP and 1BANK shall not, and shall not permit or authorize any of its Subsidiaries, Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representatives retained by 1CAP or 1BANK) (all of the foregoing, collectively “Representatives”), directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing.
1CAP and 1BANK shall, and shall cause each of their respective Subsidiaries and the Representatives of 1CAP, 1BANK and their Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.
Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining 1CAP Requisite Shareholder Approval, (1) 1CAP or 1BANK receives a written Acquisition Proposal that the 1CAP Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.5(a), (3) the 1CAP Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the 1CAP Board determines in good faith (and based on the advice of outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the shareholders of 1CAP under applicable Law, then 1CAP may (x) furnish information with respect to 1CAP and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to 1CAP than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to WCCB and SCCB or shall be provided to WCCB and SCCB prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any discussions or negotiations, 1CAP shall have entered into a confidentiality agreement with such third party on terms no less favorable to 1CAP than the Confidentiality Agreement.
(b)    Neither the 1CAP Board nor any committee thereof shall: (i) effectuate an Adverse Recommendation Change; (ii) cause or permit 1CAP to enter into an Alternate Acquisition Agreement; or (iii) resolve, agree or propose to take any such actions.
Notwithstanding the foregoing, in the event 1CAP receives an unsolicited bona fide Acquisition Proposal and the 1CAP Board concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the 1CAP Board shall nevertheless cause the 1CAP Shareholders Meeting to be held in accordance with Section 6.7(b) herein, but may, to the extent that the 1CAP Board concludes in good faith (and based on the advice of outside counsel) that failure to take such action would result in a violation of its fiduciary duties under applicable Law, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date of this Agreement may not be rescinded or amended) in which event the 1CAP Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, however, that 1CAP may not submit this Agreement to its shareholders without recommendation unless (A) 1CAP promptly notifies WCCB in writing at least five (5) Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of such Superior Proposal, (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of such Superior Proposal shall require a new written notice by 1CAP and a new five (5) Business Day period) and (B) prior to the expiration of such five (5) Business Day period, WCCB does not make a proposal to adjust the terms and conditions of this Agreement that the 1CAP Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the WCCB Termination Fee set forth in Section 8.2(a)(ii), that such action is no longer required by its fiduciary duties to the shareholders of 1CAP under applicable Law.
During the five (5) Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, 1CAP shall, and shall cause its financial and legal advisors to, negotiate with WCCB in good faith (to the extent WCCB seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by WCCB.
(c)    In addition to the obligations of 1CAP set forth in Section 6.5(a) and Section 6.5(b), 1CAP shall promptly, and in any event within 24 hours of receipt, advise WCCB in writing in the event 1CAP or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to 1CAP), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish WCCB with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). 1CAP shall keep WCCB informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, 1CAP shall promptly (and in any event within 24 hours) notify WCCB orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.5(a) or Section 6.5(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(d)    1CAP agrees that any violation of the restrictions set forth in this Section 6.5 by any Representative of 1CAP or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of 1CAP or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by 1CAP.
(e)    1CAP shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement that (i) would restrict 1CAP’s ability to comply with any of the terms of this Section 6.5; or (ii) relates to any

Acquisition Proposal that would materially impair 1CAP’s ability to consummate the transactions contemplated by this Agreement.
(f)    1CAP shall not take any action to exempt any Person (other than WCCB, SCCB and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Antitakeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
(g)    1CAP agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.
6.6    1CAP Shareholder Recommendation.
Unless the 1CAP Board submits this Agreement to its shareholders without recommendation pursuant to Section 6.5(b), 1CAP, through the 1CAP Board, shall (i) recommend to the 1CAP shareholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement-Offering Circular and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by WCCB. Without limiting the generality of the foregoing, 1CAP agrees that its obligations to convene and hold the 1CAP Shareholders Meeting as soon as practicable under Section 6.7(b) shall not be affected by the commencement, public proposal, public disclosure or communication to 1CAP or any other Person of any Acquisition Proposal. In any case in which the 1CAP Board, submits this Agreement to its shareholders without recommendation pursuant to Section 6.5(b), or anything else to the contrary in this Agreement (x) 1CAP shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (y) the Proxy Statement-Offering Circular and any and all accompanying materials (including the proxy card, the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by 1CAP had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement-Offering Circular stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable Law.
6.7    Requisite Shareholder Approval.
(a)    Proxy Statement-Offering Circular. For the purposes of holding the 1CAP Shareholders Meeting, and holding the WCCB Shareholders Meeting, WCCB shall draft and prepare, and 1CAP shall cooperate in the preparation of a joint proxy statement and offering circular satisfying all applicable requirements of applicable state and federal securities laws, and the rules and regulations thereunder (such joint proxy statement/offering circular in the form mailed to the shareholders of 1CAP and WCCB, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Offering Circular”). WCCB shall file a draft of the Proxy Statement-Offering Circular, with the DFPI in connection with the permit application as described in Section 6.15. WCCB shall use its best efforts to have the Proxy Statement-Offering Circular approved by the DFPI as promptly as practicable after such filing, and following receipt of the DFPI Permit, WCCB and 1CAP shall thereafter promptly mail the Proxy Statement-Offering Circular to 1CAP’s shareholders and WCCB’s shareholders. WCCB shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and 1CAP shall furnish all information concerning 1CAP, and the holders of 1CAP Common Stock, as may be reasonably requested in connection with any such action. 1CAP shall provide WCCB with any information concerning itself that WCCB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Offering Circular, and WCCB shall notify 1CAP promptly of the receipt of any comments of the DFPI or any blue sky administrator with respect to the Proxy Statement-Offering Circular and of any requests by the DFPI or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to 1CAP promptly copies of all correspondence between WCCB or any of their representatives and the DFPI. WCCB shall give 1CAP and its counsel the opportunity to review and comment on the Proxy Statement-Offering Circular prior to its being filed with the DFPI and shall give 1CAP and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Offering Circular and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the DFPI. Each of WCCB and 1CAP agrees to use reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the DFPI and to cause the Proxy Statement-Offering Circular and all required amendments and supplements thereto to be mailed to the holders of common stock entitled to vote at the 1CAP Shareholders Meeting and at the WCCB Shareholders Meeting at the earliest practicable time. 1CAP and WCCB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Offering Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, 1CAP shall cooperate with WCCB in the preparation of a supplement or amendment to such Proxy Statement-Offering Circular that corrects such misstatement or omission, and WCCB shall file an amended Proxy-Statement Prospectus with the DFPI, as required, and shall mail such supplement or amendment to holders of 1CAP Common Stock and WCCB Common Stock entitled to vote at the 1CAP Shareholders Meeting and the WCCB Shareholders Meeting, respectively, at the earliest practicable time.
(b)    Shareholders’ Meetings and Approvals. 1CAP will as promptly as practicable after the receipt of the DFPI Permit, take all steps necessary to give notice of, convene and hold a meeting of its shareholders of 1CAP (the “1CAP Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in 1CAP’s reasonable judgment, necessary or desirable. WCCB will promptly as practicable after the receipt of the DFPI Permit take all steps necessary to give notice of, convene, and hold a meeting of the shareholders of WCCB (the “WCCB Shareholders Meeting”), for the purpose of considering the Agreement and the Merger, and for such other purposes as may be, in WCCB’s reasonable judgment, necessary or desirable.
6.8    Indebtedness; Subordinated Notes Payable. Upon the Effective Time, WCCB and SCCB shall assume (i) all Indebtedness of 1CAP and 1BANK and (ii) the due and

punctual performance and observance of the covenants to be performed by 1CAP pursuant to the Subordinated Notes (the “Subordinated Notes”) issued by 1st Capital Bancorp due June 30, 2031, and the due and punctual payment of the principal of and premium, if any, and interest on such Subordinated Notes. In connection with (ii) of this Section 6.8, WCCB and SCCB shall execute and deliver any supplemental or other documents, and the parties hereto shall provide any opinion of counsel required to make such assumption effective.
6.9    Notification of Certain Matters. Each of 1CAP and 1BANK shall give prompt notice to WCCB and SCCB, and WCCB and SCCB shall give prompt notice to 1CAP and 1BANK of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.
6.10    Estoppel Letters and Consents; Title Insurance. 1CAP and 1BANK shall use their respective best efforts to obtain and deliver to WCCB at the Closing with respect to all real estate (i) owned by 1CAP and/or 1BANK, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to WCCB from each tenant and (ii) leased by 1CAP and/or 1BANK, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to WCCB from each lessor to the extent required by the applicable lease. 1CAP and 1BANK shall also deliver to WCCB, title policies in the amounts requested by WCCB, issued by a title insurance company reasonably acceptable to WCCB, subject only to the exceptions described in the first sentence of Section 5.2(t). 1CAP and 1BANK shall pay all costs for removing or obtaining a policy, or endorsement satisfactory to WCCB respecting any other title exceptions. In all other circumstances, for any reissued, down dated or new title policy issued to WCCB, SCCB, 1CAP and 1BANK shall pay for that portion of the policy premium attributable to an amount equal to the net book value of its investment in the land and improvements, and the balance shall be payable by WCCB. 1CAP and 1BANK shall also use commercially reasonable efforts to obtain the waiver, approval and/or consents to assignment for all 1CAP Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”). Where required by law or by agreements with third parties, 1CAP and 1BANK shall use commercially reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.
6.11    Antitakeover Statutes. Each of WCCB, SCCB, 1CAP and 1BANK and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.
6.12    Notice to 1BANK Customers. On and after the receipt of all Regulatory Approvals and shareholder approvals required to consummate the transactions contemplated hereby, 1BANK shall permit SCCB to provide one or more written notices (which may be joint notices from 1BANK and SCCB) to customers of 1BANK to describe the proposed transactions, the effect on customers and planned transition procedures. 1BANK shall have the right to review and approve the substance of any such communications, provided that 1BANK shall not unreasonably withhold, delay or condition its approval.
6.13    Indemnification; Directors and Officers Insurance.
(a)    From and after the Effective Time, WCCB and SCCB shall indemnify and hold harmless, to the fullest extent permitted under applicable law and the 1CAP Articles, the 1BANK Articles, the 1CAP Bylaws and the 1BANK Bylaws (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the 1CAP Articles, the 1BANK Articles, the 1CAP Bylaws and the 1BANK Bylaws), each present and former director and officer of 1CAP and 1BANK (in each case, when acting in such capacity) and any other Person entitled to indemnification under the 1CAP Bylaws and 1BANK Bylaws, determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by WCCB or SCCB.
(b)    Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify WCCB and SCCB, but the failure to so notify shall not relieve indemnification obligations which WCCB or SCCB may have to such Indemnified Party; provided that failure to so notify will not affect the obligations of WCCB and SCCB under Section 6.13(a) unless and to the extent that WCCB or SCCB is actually and materially prejudiced as a consequence.
(c)    Prior to the Effective Time, 1CAP and 1BANK shall, or if 1CAP or 1BANK is unable to, WCCB or SCCB as of the Effective Time shall, obtain and 1CAP and 1BANK shall fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for 1CAP) with a claims period of up to six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as 1CAP’s and 1BANK’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall 1CAP and 1BANK expend for “tail” insurance policies a premium amount in excess of 250% of the annual premiums on 1CAP’s and 1BANK’s existing policies as of the date of this Agreement (the “Maximum Amount”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, 1CAP, 1BANK, WCCB or SCCB shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(d)    The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.
6.14    Post-Merger Boards. On or prior to the Closing Date, the WCCB Board and the SCCB Board shall take such actions as are necessary to increase the size of the WCCB Board and the SCCB Board by two seats and to appoint to the WCCB Board and the SCCB Board immediately after the Effective Time the New Directors, with one of such New Directors being named vice chair of the WCCB Board and SCCB Board or, in the event any of the foregoing individuals declines such appointment or is otherwise unable to accept such appointment, two other individuals currently serving as members of the boards of directors of 1CAP or 1BANK, selected by 1CAP and WCCB.
6.15    California Permit.
(a)    Preparation and Filing of Permit Application. WCCB, SCCB, 1CAP and 1BANK contemplate that all shares of WCCB Common Stock exchanged for shares of 1CAP Common Stock in the Merger shall be exempt from the Securities Act under the provisions of Section 3(a)(10) of such act. WCCB shall promptly prepare and file an appropriate application with the Commissioner for a permit to issue and exchange securities as described in Section 25142 of the CGCL and as will be in compliance with the California Corporate Securities Law of 1968 (the “DFPI Permit”). The DFPI Permit shall approve the issuance of a sufficient number of shares of WCCB Common Stock to complete the exchange of shares of 1CAP Common Stock for shares of WCCB Common Stock pursuant to Article III of this Agreement. WCCB, SCCB, 1CAP and 1BANK shall cooperate in all reasonable respects with regard to the preparation of the related Proxy Statement-Offering Circular in preliminary form so it can be filed with the Commissioner for purposes of a permit application under Section 25142 of the CGCL. The Proxy Statement-Offering Circular shall constitute a disclosure document for the offer and issuance of the shares of WCCB Common Stock to be received by holders of 1CAP Common Stock in the Merger and, a proxy statement with respect to the solicitation of the shareholders of WCCB and 1CAP with respect to approval of the Agreement and the transactions contemplated hereby (including the Merger), and shall include (i) a statement to the effect that the 1CAP Board has unanimously recommended that holders of 1CAP Common Stock vote in favor of the approval of the Agreement and the transactions contemplated hereby (including the Merger), and (ii) a statement to the effect that the WCCB Board has unanimously recommended that holders of WCCB Common Stock vote in favor of the Agreement and the transaction contemplated hereby (including the Merger), and (iii) such other information as 1CAP and WCCB may agree is required or advisable to be included therein. WCCB and 1CAP shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for including in the permit application or in the Proxy Statement-Offering Circular (or other proxy or solicitation materials), and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the permit application and the Proxy Statement-Offering Circular (and any other proxy or solicitation materials).
(b)    Issuance of Permit. WCCB, SCCB, 1CAP and 1BANK shall use their best efforts to have the permit described in Section 25142 of the CGCL (and any necessary or appropriate amendments or supplements thereto) issued by the Commissioner under the California Corporate Securities Law of 1968 as soon as practicable.
6.16    Benefit Plans.
(a)    Termination of 1CAP and 1BANK Plans. At the Effective Time, 1CAP and 1BANK shall terminate the 1CAP Equity Plan, any and all 401(k) Plans 1CAP and 1BANK maintain and any other FISB Benefit Plans that WCCB may specify; provided, however that WCCB must give prior advance written notice of any such request for termination at least thirty (30) days prior to the Closing Date. Prior to the Effective Time, 1CAP and 1BANK shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans 1CAP and 1BANK maintain.
(b)    Participation in CRUZ Benefit Plans. As of and following the Effective Time, the employees of 1CAP and 1BANK as of the Effective Time who continue to be employed by WCCB or SCCB after the Effective Time or who are offered and who accept employment with WCCB or SCCB (collectively, the “Former 1BANK Employees”) shall be eligible to participate in the CRUZ Benefit Plans in which the similarly situated employees of CRUZ participate, to the same extent as such similarly situated employees of CRUZ participate. With respect to each CRUZ Benefit Plan, CRUZ agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with 1CAP and/or 1BANK shall be treated as service with CRUZ; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of a CRUZ Benefit Plan, WCCB shall cause such CRUZ Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous FISB Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former 1BANK Employee on or after the Effective Time to the extent such Former 1BANK Employee had satisfied any similar limitation or requirement under an analogous FISB Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CRUZ Benefit Plan.
(c)    Severance Program. Other than as set forth on Schedule 6.16(c) of the Disclosure Schedule, any former employee of 1BANK (excluding any such employee who is party to an employment agreement or change-in-control agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of WCCB (but by and in the sole discretion of 1CAP and 1BANK) prior to the Effective Time, or is terminated by WCCB or SCCB within twelve (12) months following the Closing Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks’ base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service), such service determined by taking into account service with 1CAP, 1BANK, WCCB and SCCB, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of base pay; provided, however, that for purposes of this Section 6.16 an employee shall also be considered to be terminated by WCCB or SCCB if such person resigns after (i) any significant reduction in base salary or incentive compensation from that paid or made available immediately prior to the Closing Date or (ii) being required to be based at any office or location more than forty miles by car from where the person was based on the date immediately preceding the Closing Date, except for travel reasonably required in the performance of responsibilities and commensurate with the amount of travel required prior to the Closing Date.
6.17 Certain Policies. Prior to the Closing Date, 1BANK shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by WCCB, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of WCCB; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 7.1(a); and further provided that in any event, no accrual or reserve made by 1BANK pursuant to this Section 6.17 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of 1CAP or 1BANK or their respective management with any such adjustments.
6.18 Covenant Relating to the Tax Status of the Agreement Neither 1CAP nor WCCB shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify or would reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
6.19 Human Resources Issues 1BANK will consult in good faith with SCCB regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of 1BANK as a group and will include a WCCB representative in any such group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. WCCB agrees to work in good faith with 1BANK to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of 1BANK and their respective relationships with their employees and to facilitate the transition of such relationships to WCCB, as the case may be. In addition, prior to making any written or oral communications to the directors, officers or employees of 1BANK pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, 1BANK shall provide WCCB with a copy of the intended communication, WCCB shall have a reasonable period of time to review and comment on the communication, and WCCB and 1BANK shall cooperate in providing any such mutually agreeable communication.

6.20 Third-Party Agreements 1CAP shall use its reasonable best efforts to obtain (i) the consents or waivers or otherwise required to be obtained from any third-parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as is approved in writing by WCCB) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with WCCB’s timetable at or after the Effective Time. 1CAP and 1Bank shall cooperate with WCCB and SCCB in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in additional
1CAP shall use all reasonable efforts to provide data processing, item processing and other processing support of outside contractors to assist WCCB in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of 1CAP to WCCB’s production environment, when requested by WCCB and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by WCCB. Among other things, 1CAP shall:
•cooperate with WCCB to establish a mutually agreeable project plan to effectuate the conversion;
•use its commercially reasonable efforts to have 1CAP’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;
•provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by WCCB for use in planning the conversion, as soon as reasonably practicable;
•provide reasonable access to 1CAP’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and
•give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by WCCB.
WCCB agrees that all actions taken pursuant to this Section 6.20 shall be taken in a manner intended to minimize disruption to the customary business activities of 1CAP.
6.21 Shareholder Agreements Each 1CAP Director, as a holder of 1CAP Common Stock, shall execute and deliver to WCCB a Shareholder Agreement, and each WCCB Director, as a holder of WCCB Common Stock, shall execute and deliver to 1CAP a WCCB Shareholder Agreement, simultaneously with the execution of this Agreement or at such time as the parties may otherwise agree.
6.22 Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest WCCB and SCCB as the case may be, with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of 1CAP and 1Bank, as the case may be, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.23 Pre-Closing Adjustments At or before the Effective Time of the Merger, 1CAP and 1Bank shall make such accounting entries or adjustments, including additions to its ACL and charge-offs of loans, as WCCB and SCCB shall direct as a result of its on-going review of 1CAP and 1Bank (including its review of the information provided to it pursuant to Sections 6.4,6.9 and 6.17) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable Law, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of 1CAP, (a) 1CAP shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time WCCB agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.2 and 7.3 have been satisfied or waived and each of the approvals in Section 7.1(a) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to 1CAP, (iii) otherwise materially disadvantage 1CAP if the Merger is not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by 1CAP that any such entry or adjustment is appropriate or required or that any financial statement or information previously provided by 1CAP was incorrect in any respect. Such adjustments 1CAP could be directed to make include, but are not limited to, charging-off any uncollateralized balances of ninety plus day past due and nonaccrual loans.
6.24 Closing Financial Statements At least five Business Days prior to the Effective Time of the Merger, 1CAP and 1Bank shall provide WCCB and SCCB with their financial statements presenting their financial condition as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and its results of operations for the period from January 1, 2024 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the parties shall have provided financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall consist of a balance sheet and income statement and shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements (excluding footnotes) and reflect all material period-end accruals and other adjustments, subject to the other requirements of this Agreement including the closing adjustments in Section 6.23 above. Such financial statements shall be accompanied by a certificate of 1CAP and 1Bank’s respective Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of 1CAP and 1Bank in all material respects and meet the requirements of this Section 6.24. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP.)

6.25 1CAP Financial Statements Until the Closing Date, 1CAP shall promptly (not later than 15 calendar days after the end of each calendar month) deliver or make available to CRUZ true and correct copies of all financial statements provided to 1CAP shareholders and/or provided to its directors on or after the date hereof and through the Closing Date.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTION
7.1    Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:
(a)    Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements which WCCB and SCCB, on the one hand, or 1CAP and 1BANK, on the other hand, reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that WCCB and SCCB or 1CAP and 1BANK, as the case may be, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).
(b)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.
(c)    Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by (i) the 1CAP Board, (ii) the 1BANK Board, (iii) the affirmative vote of the holders of a majority of the outstanding shares of 1CAP Common Stock, (iv) 1CAP, as the sole shareholder of 1BANK, (v) the WCCB Board, (vi) the SCCB Board, (vii) WCCB, as sole shareholder of SCCB, and (viii) the affirmative vote of the holders of a majority of the outstanding shares of WCCB Common Stock.
(d)    Issuance of Permit. The DFPI Permit (and any necessary or appropriate amendments or supplements thereto) shall have been issued by the Commissioner, after a hearing before the DFPI upon the fairness of the terms and conditions of the issuance and exchange of shares of WCCB Common Stock for shares of 1CAP Common Stock, no stop order denying effectiveness to, or suspending or revoking the effectiveness of such qualification shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commissioner, and the shares of WCCB Common Stock qualified under the permit issued by the Commissioner shall have received all state securities and “Blue Sky” permits or approvals required to consummate the transactions contemplated by this Agreement.
(e)    Issuance of Tax Opinion. WCCB shall have received the opinion of Crowe LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel may require and rely upon representations contained in letters from each of CRUZ and FISB.
7.2    Conditions to Obligations of 1CAP and 1BANK. The obligations of 1CAP and 1BANK to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by 1CAP and 1BANK prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of WCCB and SCCB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on WCCB or SCCB, provided that (i) the representations and warranties of WCCB and SCCB set forth in (A) Section 5.3(a), Section 5.3(e) and Section 5.3(g)(i) shall be true and correct as of such dates in all respects, and (B) set forth in Section 5.3(b) shall be true and correct as of such dates in all respects other than for such failures to be true and correct as are de minimis in effect, and 1CAP and 1BANK shall have received a certificate or certificates, dated the Closing Date, signed on behalf of CRUZ by the President and Chief Executive Officer and the Chief Financial Officer to such effect.
(b)    Performance of Obligations of WCCB and SCCB. Each of WCCB and SCCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and 1CAP and 1BANK shall have received a certificate or certificates, dated the Closing Date, signed on behalf of WCCB and SCCB by their respective President and Chief Executive Officer and the Chief Financial Officer to such effect.
(c)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on WCCB or SCCB.
(d)    Payment of Merger Consideration. WCCB shall have delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have provided 1CAP and 1BANK with a certificate evidencing such delivery.

(e)    Appointment of 1CAP Directors to the Board of Directors. WCCB and SCCB shall each have offered to appoint the two New Directors Kurt J. Gollnick and Daniel R. Hightower, MD or, if any of them are unable, other individuals currently serving as members of the boards of directors of 1CAP or 1BANK) to serve on the WCCB Board and the SCCB Board effective immediately after the Effective Time.
(f)    Other Actions. WCCB and SCCB shall have furnished 1CAP and 1BANK with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as 1CAP may reasonably request.
(g)    Well-Capitalized. WCCB will, after payment of the Per Share Merger Consideration, be “well-capitalized” as defined in applicable laws and regulations.
(h)    Per Share Merger Consideration. There shall have been no adjustment to the Per Share Merger Consideration by WCCB pursuant to Section 3.1(a).
7.3    Conditions to Obligation of WCCB and SCCB. The obligation of WCCB and SCCB to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by WCCB and SCCB prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of 1CAP and 1BANK set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on WCCB, SCCB, 1CAP, or 1BANK, provided that the representations and warranties of 1CAP and 1BANK set forth in Section 5.2(a), Section 5.2(b), Section 5.2(e), Section 5.2(g)(i) and Section 5.2(m) shall be true and correct as of such dates in all respects, and WCCB and SCCB shall have received a certificate, dated the Closing Date and signed on behalf of 1CAP and 1BANK by their respective Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.
(b)    Performance of Obligations of 1CAP and 1BANK. 1CAP and 1BANK shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and WCCB and SCCB shall have received a certificate, dated the Closing Date, signed on behalf of 1CAP and 1BANK by the Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.
(c)    Estoppel Letters, Consents and Title Policies. 1CAP and 1BANK shall have delivered fully executed estoppel letters, Consents and title policies as required by Section 6.10.

(d)    FIRPTA Certificate. 1CAP and 1BANK shall have delivered to CRUZ a properly executed statement from 1CAP and 1BANK that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to WCCB and SCCB.
(e)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on 1CAP and/or 1BANK.
(f)    Other Actions. 1CAP and 1BANK shall have furnished WCCB and SCCB with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as WCCB and SCCB may reasonably request.
ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:
(a)    Mutual Consent. By the mutual consent in writing of WCCB, SCCB, 1CAP and 1BANK.
(b)    Breach.
(i)    By 1CAP and 1BANK, if 1CAP and 1BANK are not in material breach of any of the terms of this Agreement, in the event of a material breach by WCCB or SCCB of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle 1CAP and 1BANK not to consummate the transactions contemplated hereby under Section 7.2(a) or (b).
(ii)    By WCCB and SCCB, if neither WCCB nor SCCB is in material breach of any of the terms of this Agreement, in the event of a material breach by 1CAP and 1BANK of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice to the breaching party of such breach, and (B) would entitle WCCB and SCCB not to consummate the transactions contemplated hereby under Section 7.3(a) or (b), except for any breach of any representation, warranty, covenant or agreement set forth in Section 6.5 or 6.6 as to which Section 8.1(j) shall apply.

(c)    No Regulatory Approval. By WCCB and SCCB, on the one hand, or 1CAP and 1BANK, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no party shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if such denial shall be due to the failure of such party seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.
(d)    Breach of No Solicitation or Negotiation. By WCCB, if 1CAP and 1BANK shall have breached any covenant contained in Section 6.5 above.
(e)    Material Adverse Change.
(i)    By WCCB and SCCB in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to 1CAP and/or 1BANK.
(ii)    By 1CAP and 1BANK in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to WCCB and/or SCCB.
(f)    Outside Date. By WCCB and SCCB on the one hand, or 1CAP and 1BANK on the other hand, if the Merger shall not have been consummated by March 31, 2025 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date.
(g)    Requisite Shareholder Approval. By WCCB on the one hand, or 1CAP on the other hand, if any Requisite Shareholder Approval shall not have been obtained.
(h)    Actions. By WCCB or SCCB on the one hand, or 1CAP or 1BANK on the other hand, if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(h) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order injunction, rule, decree, ruling.
(i)    No Solicitation; Recommendation. By WCCB if (A) 1CAP submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 6.6; (B) 1CAP or the 1CAP Board (or any committee thereof) shall approve or recommend, or cause or permit 1CAP to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal; (C) 1CAP fails publicly to reaffirm its recommendation of the Merger within five (5) Business Days after a request at any time to do so by WCCB, or within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to 1CAP’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal); (D) 1CAP shall have breached any of its obligations under Section 6.5 or 6.6; or (E) 1CAP or the 1CAP Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.
(j)    Superior Proposal. By 1CAP if the 1CAP Board has adopted or indicated its intention to enter into a Superior Proposal after complying with all of 1CAP’s obligations under Sections 6.5 and 6.6.
(k)    Notice of Termination. In the event a party elects to effect any termination pursuant to Sections 8.1(b) through (d) or Section 8.1(f) above, it shall give written notice to the other parties hereto specifying the basis for such termination.
8.2    Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.
(a)    Fees and Expenses.
(i)    Except as otherwise provided in this Section 8.2(a), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(ii)    In the event that this Agreement is terminated: (A) by WCCB pursuant to Section 8.1(i); (B) by either WCCB or 1CAP pursuant to Section 8.1(g) by reason of the failure to obtain the 1CAP Shareholder Approval following 1CAP failing to take any action required in Section 6.6 or (C) by 1CAP under Section 8.1(j), 1CAP shall pay to WCCB a termination fee of $1,850,000 (the “WCCB Termination Fee”). Payment of the WCCB Termination Fees shall be made by wire transfer of same day funds to the account or accounts designated by WCCB as promptly as reasonably practicable after termination. The payment by 1CAP and the acceptance by WCCB of the WCCB Termination Fee pursuant to this Section 8.2(a)(ii) shall be the sole and exclusive remedy of WCCB and SCCB with respect to the termination of this Agreement by WCCB pursuant to this Section 8.2(a)(ii).n the event that this Agreement is terminated by WCCB and SCCB pursuant to Section 8.1(b)(ii) or by 1CAP and 1BANK pursuant to Section 8.1(b)(i) then the breaching party shall reimburse the non-breaching party all of its reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the non-breaching party) incurred by the non-breaching party or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Party Expenses”), up to a maximum amount of $500,000. Payment of the Party Expenses shall be made by wire transfer of same day funds to the account or accounts designated by the non-breaching party entitled to payment of the Party Expenses as promptly as reasonably possible after the breaching party having been notified of the amount thereof by the non-breaching party.
(iii)    Each of 1CAP, 1BANK, WCCB and SCCB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, 1CAP, 1BANK, WCCB and SCCB would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 8.2, and, in order to obtain such payment, the party to which any amount under this Section 8.2 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 8.2, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
(b)    Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, except as otherwise set forth in Section 8.2(a)(ii), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.
ARTICLE IX
MISCELLANEOUS
9.1    Survival of Representations, Warranties and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(c), 6.13 and Section 8.2(a)(ii)-(iii), which shall survive such termination).

9.2    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.
9.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
9.4    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.
9.5    Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.
9.6    Expenses. Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.
9.7    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to 1CAP or 1BANK:
1st Capital Bank
150 Main Street, Suite 150
Salinas, California 93901
Attention: Samuel D. Jimenez, President & Chief Executive Officer
Email: Sam.Jimenez@1stcapitalbank.com
With a copy to:
Stuart Moore Staub
641 Higuera Street, Suite 302
San Luis Obispo, California 93401
Attention: Kenneth Moore, Esq.
Email: ken@stuartmoorelaw.com
If to WCCB or SCCB:
Santa Cruz County Bank
75 River Street
Santa Cruz, California 95060
Attention: Krista Snelling, President
Email: ksnelling@sccountybank.com
With a copy to:
Gary Steven Findley & Associates
3808 East La Palma Avenue
Anaheim, California 92807
Attention: Gary Steven Findley, Esq.
Email: gsf@findley-reports.com
9.8    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the CRUZ Voting Agreements, the FISB Non-Competition and Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the CRUZ Voting Agreements, the FISB Non-Competition and Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.9    Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
9.10    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
9.11    Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
9.12    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.13    Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, WCCB and SCCB may, after providing 1CAP at least 20 Business Days’ written notice, modify the structure of the acquisition of 1CAP set forth herein, provided that (i) the consideration to be paid to the holders of 1CAP Common Stock is not (x) thereby changed in kind or reduced in amount as a result of such modification or (y) negatively impacted from a Tax perspective, and (ii) the change in structure does not materially delay the transaction. In the event WCCB and SCCB elect to make such a change, the parties agree to execute appropriate documents to reflect the change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WEST COAST COMMUNITY BANCORP		SANTA CRUZ COUNTY BANK

By:	/s/ Krista Snelling	By:	/s/ Krista Snelling
Its:	President	Its:	President

By:	/s/ John C. Burroughs	By:	/s/ John C. Burroughs
Its:	Secretary	Its:	Secretary

1ST CAPITAL BANCORP		1ST CAPITAL BANK

By:	/s/ Sam Jimenez	By:	/s/ Sam Jimenez
Its:	President	Its:	President

By:	/s/ Joel Keller	By:	/s/ Joel Keller
Its:	Secretary	Its:	Secretary
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